Exhibit 99.1

Cyngn announces its financial results for the second quarter and six months ended June 30, 2022, after the close of the stock market on August 10, 2022. The Company is also hosting its earnings call that same day. Source: Cyngn

Cyngn Reports Second Quarter 2022 Results

Company to Host Conference Call Today at 2 p.m. PT/5 p.m. ET

MENLO PARK, Calif., August 10, 2022 — Cyngn Inc. (the “Company” or “Cyngn”) (NASDAQ: CYN), a developer of innovative autonomous driving software solutions for industrial and commercial applications, today announced its financial results for the second quarter and six months ended June 30, 2022.

Recent Operating Highlights:

The following operational developments occurred subsequent to June 30, 2022:

•	On July 21, 2022, Cyngn announced the launch of its Enterprise Autonomy Suite (“EAS”) v8.0. This latest release includes 138 new features, a 33% reduction in component complexity, and a 75% reduction in cloud computing costs, spanning some 27,000 new lines of code.
•	As of July 31, 2022, Cyngn had 62 employees, a net increase of 29 since December 31,2021. This increase is in line with the Company’s plans and the result of recent success in recruiting top talent, primarily in the areas of engineering and product management. Since December 31, 2021, the Company’s research and development (“R&D”) team has grown 126% to 43 members, excluding contractors.
•	In July 2022, Cyngn launched a pilot deployment of its autonomous Columbia Stockchaser with Flambeau, Inc. at their 177,000-sq. foot manufacturing facility in Columbus, Indiana. A member of the Nordic Group of Companies, Flambeau specializes in manufacturing and distribution of a variety of products, including toys, sporting goods, and automotive and industrial parts through their various locations in the U.S. and Mexico.

Lior Tal, Cyngn’s CEO, stated, “During the second quarter of 2022, we were focused on continuing to productize our suite of technology products, working closely with our partners on existing and additional deployments. We are thrilled to have launched a pilot deployment with Flambeau, expanding upon our relationship with the Nordic Group, which we believe is a testament to the incredible value our technology and platform have brought to their operations. Insight from these deployments and the effort our development team culminated in our latest release of EAS just three weeks ago: version 8.0. EAS 8.0 is a significant upgrade to its predecessor and an important milestone in commercialization.

“At the end of July, we released a case study quantifying the value that our AV technology brings to Global Logistics and Fulfillment (‘GLF’), a West Coast distribution, fulfillment and 3PL services company. The study reported notable labor cost savings and productivity gains at GLF’s Las Vegas facility where we had deployed an autonomous Stockchaser in late 2021, and the data demonstrated that the higher the throughput of a facility, the greater the potential savings and efficiencies. The value only increases with each vehicle that is made autonomous with Cyngn’s software, platform, and data insights.

“We have continued working to build out our team, particularly in engineering, and are pleased to have filled several key positions in recent months. Our success in hiring will be critical to our ability to continue achieving future milestones. We remain in a strong financial position to move forward with our business initiatives over the next several months and are excited to make greater strides in the remainder of 2022.”

GAAP Financial Review

Second Quarter Ended June 30, 2022:

•	Total operating expenses were $4.6 million for the quarter ended June 30, 2022, compared to $2.1 million in the prior-year quarter. The increase was primarily due to a $1.4 million increase in R&D expense, which was attributable to significantly increased non-cash, stock-based compensation expense, costs incurred for additional engineering staff and contractors, allocated occupancy costs and R&D-related travel costs. The Company expects R&D costs to continue to increase as it continues to invest in additional engineering and other personnel to support its R&D efforts. General and administrative (“G&A”) expense also increased by $1.1 million due to significantly increased non-cash, stock-based compensation expense, costs incurred for additional personnel and professional services necessary to support becoming a public company and for additional occupancy costs following the renewal of the Company’s lease that expanded the square footage of its Menlo Park offices.
•	Net loss was $4.6 million for the quarter ended June 30, 2022, compared to net loss of $2.1 million in the prior-year quarter. Net loss per share on a basic and diluted basis was $0.15 based on approximately 30.7 million weighted average shares outstanding for the quarter ended June 30, 2022, compared to net loss per share on a basic and diluted basis of $2.20 based on approximately 1.0 million weighted average shares outstanding in the prior-year quarter.

Six Months Ended June 30, 2022:

•	Total operating expenses were $8.4 million for the six months ended June 30, 2022, compared to $3.6 million in the prior-year period. The increase was primarily due to a $2.6 million increase in G&A expense and $2.2 million increase in R&D expense as explained above.
•	Net loss was $8.4 million for the six months ended June 30, 2022, compared to net loss of $3.6 million in the prior-year period. Net loss per share on a basic and diluted basis was $0.29 based on approximately 28.7 million weighted average shares outstanding for the six months ended June 30, 2022, compared to net loss per share on a basic and diluted basis of $3.83 based on approximately 1.0 million weighted average shares outstanding in the prior-year period.

Balance Sheet Highlights:

As of June 30, 2022, Cyngn’s cash and cash equivalents and investments in marketable securities were $32.7 million, working capital was $32.2 million, and total stockholders’ equity was $33.3 million; compared to cash and cash equivalents of $21.9 million, working capital of $22.1 million and total stockholders’ equity of $22.2 million, respectively, as of December 31, 2021.

For more details on Cyngn’s financial results for the second quarter and six months ended June 30, 2022, please refer to the Company’s Form 10-Q to be filed with the SEC, which will be accessible at www.sec.gov.

Conference Call and Webcast Information:

Cyngn will host a conference call at 2 p.m. PT/5 p.m. ET today (Wednesday, August 10, 2022), during which management will discuss the results of the second quarter and six months ended June 30, 2022. To participate in the conference call, please use the following dial-in numbers about 5 minutes prior to the scheduled conference call time:

U.S. & Canada (Toll-Free): (877) 407-9753

International (Toll): (201) 493-6739

The conference call can also be accessed via webcast at the “Events & Presentations” page of Cyngn’s Investor Relations website by clicking here. The Company encourages all participants to also log into the live webcast as it expects to broadcast a short video client testimonial showcasing footage of one of Cyngn’s vehicles being used at a manufacturing facility.

Those who are unable to attend the live conference call may access the recording shortly after the conclusion of the call at the above webcast link or at the “Investor Relations” page of the Company’s website (https://investors.cyngn.com/).

About Cyngn

Cyngn is an autonomous vehicle technology company that is focused on addressing industrial uses for autonomous vehicles. Cyngn believes that technological innovation is needed to enable adoption of autonomous industrial vehicles that will address the substantial industry challenges that exist today. These challenges include labor shortages, lagging technological advancements from incumbents, and high upfront investment requirements. Cyngn addresses these challenges with its Enterprise Autonomy Suite, which includes DriveMod (modular industrial vehicle autonomous driving software), Cyngn Insight (customer-facing software suite for monitoring/managing AV fleets and aggregating/analyzing data), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling).

To learn more, please visit https://cyngn.com/.

Find Cyngn on:

•	Twitter
•	LinkedIn
•	YouTube
•	The Advanced Autonomy Podcast

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company’s growth, ability to deliver sustainable long-term value, ability to respond to the changing environment, operational focus, strategic growth plans, product launches and corresponding revenue generation, operations and financial results. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports to the Securities and Exchange Commission (the “SEC”), including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 24, 2022. The forward-looking statements are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements.

Contact

Carolyne Sohn

Vice President, The Equity Group

csohn@equityny.com

(415) 568-2255

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2022	2021

Assets
Current assets
Cash and cash equivalents	$5,601,774	$21,945,981
Restricted cash	50,000	50,000
Short-term investments	27,000,015	-
Prepaid expenses and other current assets	603,508	525,304
Total current assets	33,255,297	22,521,285

Property and equipment, net	467,671	102,787
Right of use asset, net	643,183	-
Intangible assets, net	181,880	30,917
Total Assets	$34,548,031	$22,654,989

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$243,531	$112,271
Accrued expenses and other current liabilities	386,605	295,156
Operating lease liability, current portion	455,545	-
Total current liabilities	1,085,681	407,427

Operating lease liability, net of current portion	189,811	-
Total liabilities	1,275,492	407,427

Commitments and contingencies
Stockholders’ Equity
Convertible Series A, B and C preferred stock, Par $0.00001; 10,000,000 shares authorized; none issued and outstanding as of as of June 30, 2022 and December 31, 2021	-	-
Common stock, Par $0.00001; 100,000,000 shares authorized; 33,575,334 and 26,487,680 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	336	265
Additional paid-in capital	158,196,733	138,740,827
Accumulated deficit	(124,924,530)	(116,493,530)
Total stockholders’ equity	33,272,539	22,247,562
Total Liabilities and Stockholders’ Equity	$34,548,031	$22,654,989

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021

Revenue	$-	$-	$-	$-

Operating expenses:
Research and development	2,255,666	831,896	3,936,811	1,766,186
General and administrative	2,357,247	1,261,727	4,494,763	1,877,118
Total operating expenses	4,612,913	2,093,623	8,431,574	3,643,304

Loss from operations	(4,612,913)	(2,093,623)	(8,431,574)	(3,643,304)

Other income (expense), net
Interest expense, net	(1,607)	(3,901)	(1,986)	(6,043)
Other income	2,559	5,952	2,560	5,952
Total other income (expense), net	952	2,051	574	(91)

Net loss	$(4,611,961)	$(2,091,572)	$(8,431,000)	$(3,643,395)

Net loss per share attributable to common stockholders, basic and diluted	$(0.15)	$(2.20)	$(0.29)	$(3.83)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	30,706,235	951,794	28,682,245	951,794

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2022	2021

Cash flows from operating activities
Net loss	$(8,431,000)	$(3,643,395)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	229,102	45,818
Stock-based compensation	1,233,712	96,058

Changes in operating assets and liabilities:
Prepaid expenses, operating lease right-of-use assets, and other current assets	(902,512)	(38,329)
Accounts payable	131,260	57,036
Accrued expenses, lease liabilities, and other current liabilities	736,805	(61,126)
Net cash used in operating activities	(7,002,633)	(3,543,938)

Cash flows from investing activities
Purchase of property and equipment	(410,289)	(7,523)
Disposal of assets	-	(4,150)
Acquisition of intangible asset	(153,550)	-
Purchase of short-term investments	(27,000,000)	-
Net cash used in investing activities	(27,563,839)	(11,673)

Cash flows from financing activities
Proceeds from private placement offering, net of offering costs	18,121,945	-
Proceeds from exercise of pre-funded warrants	2,662	-
Proceeds from Paycheck Protection Program Note	-	903,802
Proceeds from exercise of stock options	97,658	-
Net cash provided by financing activities	18,222,265	903,802

Net decrease in cash and cash equivalents and restricted cash	(16,344,207)	(2,651,809)
Cash and cash equivalents and restricted cash, beginning of period	21,995,981	6,456,190
Cash and cash equivalents and restricted cash, end of period	$5,651,774	$3,804,381